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                                                                                                         EXHIBIT 12
                                                                                                         ----------


                                    NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                                           STATEMENT OF COMPUTATION OF
                                       RATIO OF EARNINGS TO FIXED CHARGES
                                          (in thousands, except ratio data)


                                                          Three Months Ended              Nine Months Ended
                                                             September 30,                   September 30,
                                                          -------------------            --------------------

                                                          2000           1999            2000            1999
                                                          ----           ----            ----            ----

                                                                  (In thousands, except ratio data)
       Earnings available to fixed charges:

         Income before income taxes                     $199,999        $119,241        $532,088        $113,489

         Fixed charges:
           Interest expense                               33,184          26,012          95,021          75,713

           Portion of rent determined
             to be interest (1)                            8,651          10,243          25,212          24,239

           Minority interest in
             income of subsidiary trust                    6,677           6,686          20,040          20,082

         Eliminate equity in earnings
           of unconsolidated entities                     (1,936)         (2,410)         (6,813)         (6,466)
                                                         --------        --------        --------        --------
                                                        $246,575        $159,772        $665,548        $227,057
                                                        ========        ========        ========        ========
         Fixed charges:
           Interest expense                              $33,184          $26,012        $95,021         $75,713

           Portion of rent determined  to
             be interest (1)                               8,651           10,243         25,212          24,239

           Minority interest in income of
             subsidiary trust                              6,677           6,686          20,040          20,082
                                                         -------         -------        --------        --------
                                                         $48,512         $42,941        $140,273        $120,034
                                                         =======         =======        ========        ========

       Ratio of earnings to fixed charges                   5.08            3.72            4.74            1.89
                                                         =======         =======        ========        ========

   (1) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.

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